                                                                                      NEWS RELEASE
Contact: Jessica Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Strong Third Quarter Earnings
Company Declares Quarterly Dividend

ST. LOUIS (July 29, 2011) – The Laclede Group, Inc. (NYSE: LG) today reported consolidated net income of $15.4 million, or $0.69 diluted earnings per share, for its third fiscal quarter ending June 30, 2011 compared to $4.7 million, or $0.21 per share, for the same quarter last year.  On a non-GAAP basis, the Company reported third-quarter net economic earnings of $14.6 million, or $0.65 per share, compared to $4.4 million, or $0.20 per share, for the same quarter last year.  A chart of net economic earnings follows, summarizing the Company’s strong results.

For the first nine months of fiscal 2011, The Laclede Group reported net income totaling $66.7 million, or $2.98 per share, compared to $55.6 million, or $2.50 per share, for the same period last year. For the nine months ended June 30, 2011, net economic earnings were $65.5 million, or $2.93 per share, compared to $57.5 million, or $2.59 per share, for the same period last year.

The Company’s operating results for both periods continued to reflect improved performance at Laclede Gas Company, the Company’s core utility subsidiary. These positive results were partially offset by lower earnings at Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider.

“Laclede Gas continues to perform very well, and we remain diligent in our focus to enhance customer service while achieving additional operating efficiencies,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group. “Laclede Group as a whole is achieving strong results even as LER adapts business strategies to the realities of the marketplace.”

In connection with Mr. Yaeger’s previously announced transition to retirement, the board elected Ms. Suzanne Sitherwood as president of The Laclede Group last month and yesterday elected her to the board effective September 1, 2011.  Additionally, the board declared a quarterly dividend of 40 ½ cents per share on its common stock, payable October 4, 2011 to shareholders of record on September 12, 2011.

RESULTS OF OPERATIONS

Laclede Gas Company

Laclede Gas Company reported a year-over-year increase in net income of $11.6 million for the third quarter of 2011. On a diluted earnings per share basis, Laclede Gas contributed $0.52 to the Company’s consolidated earnings for the third quarter, compared to break-even performance for the year-ago quarter.  This year’s third-quarter performance was positively impacted by the non-regulated sale of propane inventories no longer required to serve utility customers.  This transaction resulted in net income totaling $6.1 million.  The higher year-over-year earnings also reflected the general rate increase that went into effect September 1, 2010.

NEWS RELEASE: The Laclede Group Reports Strong Third Quarter Earnings

For the nine months ended June 30, 2011, Laclede Gas Company reported increased net income of $14.7 million compared to the same period last year.  The improved performance resulted from the beneficial impacts of the general rate case, the higher net earnings from non-regulated propane transactions in 2011 and 2010, and operating efficiencies.

Laclede Energy Resources

Laclede Energy Resources reported net income of $3.5 million for the third quarter of 2011, compared to $4.4 million for the same quarter last year. On a year-to-date basis, LER’s net earnings for 2011 were $7.2 million as compared with $10.6 million for the same period last year. LER’s net economic earnings for the third quarter of 2011 were $2.7 million and $6.0 million year-to-date. The decreases in both reporting periods were primarily due to lower natural gas sales volumes and reduced margins, driven mainly by narrow regional price differentials and limited price volatility that have prevailed throughout the year and become the norm in the marketplace.

NEW CREDIT AGREEMENTS

On July 18, 2011, The Laclede Group and Laclede Gas Company each entered into new revolving loan agreements, replacing existing arrangements due to expire later this year. Both new agreements have 5-year terms with three 1-year extension options. The Laclede Group’s credit facility provides for a credit commitment of $50 million, with an added $25 million accordion feature that allows for the facility to increase with lender approval. The loan agreement for Laclede Gas Company provides $300 million in credit, with an additional accordion feature of $100 million.

Laclede Group currently has no external borrowings under its credit facilities, as all short-term cash needs are being met with internally-generated funds.

ABOUT THE LACLEDE GROUP

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2011 third-quarter results, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more

NEWS RELEASE: The Laclede Group Reports Strong Third Quarter Earnings

complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission.

Net Economic Earnings

This press release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  The Laclede Group’s non-regulated subsidiary LER and, to a lesser extent, Laclede Gas account for certain transactions through fair value measurements. As a result, management also uses these non-GAAP measures internally when evaluating the Company’s performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.
(Millions, except per share amounts)	Net Economic Earnings (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (GAAP)	Net Economic EPS (2) (Non-GAAP)	Diluted EPS (GAAP)

Quarter Ended June 30, 2011
Laclede Gas Company	$11.6	$—	$11.6	$0.52	$0.52
Laclede Energy Resources, Inc.	2.7	0.8	3.5	0.12	0.16
Other	0.3	—	0.3	0.01	0.01
Total	$14.6	$0.8	$15.4	$0.65	$0.69
Per Share Amounts (2)	$0.65	$0.04	$0.69

Quarter Ended June 30, 2010
Laclede Gas Company	$—	$—	$—	$—	$—
Laclede Energy Resources, Inc.	4.1	0.3	4.4	0.18	0.20
Other	0.3	—	0.3	0.02	0.01
Total	$4.4	$0.3	$4.7	$0.20	$0.21
Per Share Amounts (2)	$0.20	$0.01	$0.21

Nine Months Ended June 30, 2011
Laclede Gas Company	$59.2	$—	$59.2	$2.65	$2.65
Laclede Energy Resources, Inc.	6.0	1.2	7.2	0.27	0.32
Other	0.3	—	0.3	0.01	0.01
Total	$65.5	$1.2	$66.7	$2.93	$2.98
Per Share Amounts (2)	$2.93	$0.05	$2.98
Nine Months Ended June 30, 2010
Laclede Gas Company	$44.6	$(0.1)	$44.5	$2.00	$2.00
Laclede Energy Resources, Inc.	12.4	(1.8)	10.6	0.56	0.48
Other	0.5	—	0.5	0.03	0.02
Total	$57.5	$(1.9)	$55.6	$2.59	$2.50
Per Share Amounts (2)	$2.59	$(0.09)	$2.50

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended June 30, 2011 and 2010, the amounts of income tax expense included in the consolidated reconciling items above are $0.5 million and $0.2 million, respectively. For the nine months ended June 30, 2011 and 2010, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $0.7 million and $(1.2) million, respectively.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

 Note: EPS amounts by company represent contributions to Laclede Group’s consolidated EPS.

NEWS RELEASE: The Laclede Group Reports Strong Third Quarter Earnings

STATEMENTS OF CONSOLIDATED INCOME--UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended June 30		Nine Months Ended June 30
	2011	2010	2011	2010

OPERATING REVENUES
Regulated Gas Distribution	$151,423	$124,745	$817,241	$781,194
Non-Regulated Gas Marketing	174,309	199,307	495,828	658,305
Other	18,549	455	19,192	11,499
Total Operating Revenues	344,281	324,507	1,332,261	1,450,998
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	76,632	57,315	510,703	489,553
Other operation expenses	36,930	33,227	111,292	108,469
Maintenance	5,932	7,198	18,513	20,591
Depreciation and amortization	9,856	9,396	29,233	28,144
Taxes, other than income taxes	12,332	12,016	52,766	54,290
Total Regulated Gas Distribution Operating Expenses	141,682	119,152	722,507	701,047
Non-Regulated Gas Marketing	168,580	192,230	484,235	641,121
Other	8,265	258	9,071	5,029
Total Operating Expenses	318,527	311,640	1,215,813	1,347,197
Operating Income	25,754	12,867	116,448	103,801
Other Income and (Income Deductions) - Net	157	(191)	2,469	1,714
Interest Charges:
Interest on long-term debt	5,739	6,146	17,421	18,437
Other interest charges	408	631	1,701	1,720
Total Interest Charges	6,147	6,777	19,122	20,157
Income Before Income Taxes	19,764	5,899	99,795	85,358
Income Tax Expense	4,374	1,168	33,143	29,721
Net Income	$15,390	$4,731	$66,652	$55,637

Average Number of Common Shares Outstanding:
Basic	22,120	21,997	22,087	21,978
Diluted	22,188	22,048	22,160	22,025

Basic Earnings Per Share of Common Stock	$0.69	$0.21	$2.99	$2.51
Diluted Earnings Per Share of Common Stock	$0.69	$0.21	$2.98	$2.50

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NEWS RELEASE: The Laclede Group Reports Strong Third Quarter Earnings